Exhibit (d)(3)

INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made as of the ___ day of July 2021 by and between Impact Shares Corp, (the “Adviser”), a Texas corporation with its principal place of business at 2189 Broken Bend, Frisco, Texas 75034, and Community Capital Management, Inc. (the “Sub-Adviser”), a Florida corporation with its principal place of business at 2500 Weston Road, Suite 101, Weston, Florida 33331.

WHEREAS, Impact Shares Trust I (the “Trust”), a Delaware statutory trust, is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, pursuant to an investment advisory agreement between the Adviser and the Trust, the Adviser acts as investment adviser to each series of the Trust; and

WHEREAS, the Adviser intends to launch a new series of the Trust to be known as the Impact Shares Affordable Housing MBS ETF (the “Affordable Housing ETF”).

WHEREAS, the Adviser, with the approval of the Board of Trustees of the Trust (the “Board”), desires to retain the Sub-Adviser to provide investment sub-advisory services in connection with the portfolio management of the Affordable Housing ETF, and the Sub-Adviser is willing to render such investment sub-advisory services.

NOW, THEREFORE, the parties hereto agree as follows:

1.

Duties of the Sub-Adviser. Subject to the oversight and supervision of the Adviser and the Board and consistent with its fiduciary duties to the Affordable Housing ETF, the Sub-Adviser shall manage all of the securities and other assets of the Affordable Housing ETF entrusted to it hereunder (the “Assets”), including the purchase, retention and disposition of the Assets, in accordance with the Affordable Housing ETF’s investment objectives, policies and restrictions as stated in the Affordable Housing ETF’s prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the “Prospectus”), and subject to the following:

(a)

The Sub-Adviser shall, subject to subparagraph (b), determine from time-to-time what Assets will be purchased, retained or sold by the Affordable Housing ETF, and what portion of the Assets will be invested or held uninvested in cash.

(b)

In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Trust’s Declaration of Trust (as defined herein) and the Prospectus and with the instructions and directions of the Adviser and of the Board and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations, as each is amended from time to time.

(c)

The Sub-Adviser shall determine the Assets to be purchased or sold by the Affordable Housing ETF as provided in subparagraph (a) and will place orders with or through such issuers, brokers or dealers to carry out the policy with respect to brokerage set forth in the Prospectus or as the Board or the Adviser may direct in writing from time to time, in conformity with all federal securities laws. In executing Affordable Housing ETF transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek on behalf of the Affordable Housing ETF the best overall terms available and best execution. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available and achieving best execution, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “Exchange Act”)). Consistent with any guidelines established by the Board of Trustees of the Trust and Section 28(e) of the Exchange Act, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Affordable Housing ETF that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer — viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to its discretionary clients, including the Affordable Housing ETF. In addition, the Sub-Adviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser, Sub-Adviser or the Trust’s principal underwriter) if the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will the Assets be purchased from or sold to the Adviser, the Sub-Adviser, the Trust’s principal underwriter, or any affiliated person of the Trust, the Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission (“SEC”) and the 1940 Act.

(d)

The Sub-Adviser shall maintain all books and records with respect to transactions involving the Assets required by subparagraphs (b)(1), (5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 and Rule 6c-11 under the 1940 Act. In connection with the establishment of custom baskets, the Sub-Advisor shall comply with the requirements of Rule 6c-11 under the 1940 Act and the Trust’s “Basket Composition Policies and Procedures, as in effect from time to time. The Sub-Adviser shall keep the books and records relating to the Assets required to be maintained by the Sub-Adviser under this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Affordable Housing ETF required by Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records that it maintains on behalf of the Affordable Housing ETF are property of the Affordable Housing ETF and the Sub-Adviser will surrender promptly to the Affordable Housing ETF any of such records upon the Affordable Housing ETF’s request; provided, however, that the Sub-Adviser may retain a copy of such records. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement and shall transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to the Adviser).

(e)

The Sub-Adviser shall provide the Affordable Housing ETF’s custodian on each business day with information relating to all transactions concerning the Assets and shall provide the Adviser with such information upon request of the Adviser.

(f)	The Sub-Adviser shall promptly notify the Adviser of any financial condition that is reasonably likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement.

(g)

If applicable, the Sub-Adviser shall be responsible for reviewing proxy solicitation materials or voting and handling proxies in relation to the securities held as Assets in the Affordable Housing ETF and in connection therewith shall act in accordance with the Adviser’s proxy voting policies, a copy of which has been provided to the Sub-Adviser.

(h)

In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to the Affordable Housing ETF or a sub-adviser to any other series of the Trust or portfolio that is under common control with the Affordable Housing ETF concerning the Assets, except as permitted by the policies and procedures of the Affordable Housing ETF. The Sub-Adviser shall not provide investment advice with respect to any assets of the Affordable Housing ETF other than the Assets. This limitation will not prohibit the Sub-Adviser from consulting with the Adviser.

(i)

On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Affordable Housing ETF as well as other clients of the Sub-Adviser, the Sub-Adviser may, to the extent permitted by applicable law and regulations, aggregate the order for securities to be sold or purchased. In such event, the Sub-Adviser will allocate securities so purchased or sold, as well as the expenses incurred in the transaction, in a manner the Sub-Adviser reasonably considers to be equitable and consistent with its fiduciary obligations to the Affordable Housing ETF and to such other clients under the circumstances.

(j)

The Sub-Adviser shall furnish to the Adviser or the Board such periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or Board may reasonably request. Upon the request of the Adviser, the Sub-Adviser shall also furnish to the Adviser any other information relating to the Assets that is required to be filed by the Adviser or the Trust with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Trust obtains from the SEC. Without limiting the generality of the foregoing, the Sub-Adviser shall monitor the liquidity of the Assets of the Affordable Housing ETF and shall provide the Adviser and the Board of Trustees such liquidity management reports as they may reasonably request.

(k)	The Sub-Adviser shall furnish to the Adviser a monthly portfolio manager commentary within ten (10) business days of each month-end.

To the extent permitted by law, the services to be furnished by the Sub-Adviser under this Agreement may be furnished through the medium of any of the Sub-Adviser’s partners, officers, employees or control affiliates; provided, however, that the use of such mediums does not relieve the Sub-Adviser from any obligation or duty under this Agreement. The Sub-Adviser may not retain, employ or associate itself with any company that would be an “investment adviser,” as that term is defined in the 1940 Act, to the Affordable Housing ETF unless the contract with such company is approved by a majority of the Trust’s Board and a majority of the Trust’s Board who are not parties to any agreement or contract with such company and who are not “interested persons,” as defined in the 1940 Act, of the Trust, or any such company, and is approved by the vote of a majority of the outstanding voting securities of the series of the Trust to the extent required by the 1940 Act.

2.

Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to a Affordable Housing ETF pursuant to its investment advisory agreement with the Trust and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that in connection with its management of the Assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Trust’s Declaration of Trust (as defined herein), the Prospectus, the instructions and directions of the Board of Trustees of the Trust, the requirements of the 1940 Act, the Code, and all other applicable federal and state laws and regulations, as each is amended from time to time.

3.	Delivery of Documents. The Adviser has furnished the Sub-Adviser with, or will make available upon request, copies of each of the following documents:

(a)

The Trust’s Amended and Restated Agreement and Declaration of Trust (such Agreement and Declaration of Trust, as in effect on the date of this Agreement and as amended from time to time, herein called the “Declaration of Trust”);

(b)	By-Laws of the Trust (such By-Laws, as in effect on the date of this Agreement and as amended from time to time, are herein called the “By-Laws”);

(c)	Prospectus of the Affordable Housing ETF;

(d)	Resolutions of the Trust’s Board of Trustees approving the engagement of the Sub-Adviser as a sub-adviser to the Affordable Housing ETF;

(e)

Resolutions, policies and procedures adopted by the Trust’s Board of Trustees with respect to the Assets to the extent such resolutions, policies and procedures may affect the duties of the Sub-Adviser hereunder;

(f)	A list of the Trust’s principal underwriter and each affiliated person of the Adviser, the Trust, or the principal underwriter; and

(g)	If applicable, a list of each other investment sub-adviser to the Affordable Housing ETF.

The Adviser shall promptly furnish the Sub-Adviser with, or make available upon request, copies of all amendments of or supplements to the foregoing. Until so provided, the Sub-Adviser may continue to rely on those documents previously provided. The Adviser shall not, nor permit the Affordable Housing ETF to, use the Sub-Adviser’s name or make representations regarding the Sub-Adviser or its affiliates without the prior written consent of the Sub-Adviser, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Sub-Adviser’s approval is not required when the information regarding the Sub-Adviser used by the Adviser or the Affordable Housing ETF is limited to information disclosed in materials provided by the Sub-Adviser to the Adviser and the information is used (a) as required by applicable law, rule, or regulation, in the Prospectus or in Affordable Housing ETF shareholder reports or proxy statements; (b) in Adviser communications; or (c) as may be otherwise specifically approved in writing by the Sub-Adviser prior to use.

4.

Compensation to the Sub-Adviser; Treatment of Certain Expenses. For the services to the Affordable Housing ETF to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee at the annual rate and subject to the limitations specified in Schedule A attached hereto, as such schedule may be amended by mutual agreement of the parties. The fee will be calculated based on the average daily net asset value of the Assets under the Sub-Adviser’s management and will be paid to the Sub-Adviser monthly. For the avoidance of doubt, notwithstanding the fact that the Agreement has not been terminated, no fee will be accrued under this Agreement with respect to any day that the value of the Assets under the Sub-Adviser’s management equals zero. Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretation), the Sub-Adviser may, in its discretion and from time to time, waive a portion of its fee.

The Sub-Adviser agrees to assume or pay, or reimburse the Adviser for, certain costs associated with the Affordable Housing ETF, as set forth on Schedule A. Except for expenses assumed or agreed to be paid by the Sub-Adviser pursuant to the preceding sentence and Schedule A, or as otherwise agreed to by the parties, the Sub-Adviser shall not be liable for any costs or expenses of the Trust including, without limitation, (a) interest and taxes, (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Affordable Housing ETF and (c) custodian and administrative fees. The Sub-Adviser will pay its own expenses incurred in furnishing the services to be provided by it pursuant to this Agreement.

5.

Indemnification. The Sub-Adviser shall indemnify and hold harmless the Adviser from and against any and all claims, losses, liabilities, or damages (including reasonable attorney’s fees and other related expenses) (collectively, “Losses”) arising from the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties under this Agreement in the performance of its obligations under this Agreement; provided, however, that the Sub-Adviser’s obligation under this Paragraph 5 shall be reduced to the extent that the claim against, or the loss, liability, or damage experienced by the Adviser, is caused by or is otherwise directly related to (i) any breach by the Adviser of its representations or warranties made herein, (ii) any willful misconduct, bad faith, reckless disregard or negligence of the Adviser in the performance of any of its duties or obligations hereunder, or (iii) any untrue statement of a material fact contained in the Prospectus or SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Affordable Housing ETF or the omission to state therein a material fact known to the Adviser that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Sub-Adviser or the Trust, or the omission of such information, by the Adviser for use therein.

The Adviser shall indemnify and hold harmless the Sub-Adviser from and against any and all Losses arising from the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties under this Agreement in the performance of its obligations under this Agreement; provided, however, that the Adviser’s obligation under this Paragraph 5 shall be reduced to the extent that the claim against, or the loss, liability, or damage experienced by the Sub-Adviser, is caused by or is otherwise directly related to (i) any breach by the Sub-Adviser of its representations or warranties made herein, (ii) any willful misconduct, bad faith, reckless disregard or negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder, or (iii) any untrue statement of a material fact contained in the Prospectus or SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Affordable Housing ETF or the omission to state therein a material fact known to the Sub-Adviser that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Trust, or the omission of such information, by the Sub-Adviser for use therein.

A party seeking indemnification hereunder (the “Indemnified Party”) will (i) provide prompt notice to the other of any claim (“Claim”) for which it intends to seek indemnification, (ii) grant control of the defense and /or settlement of the Claim to the other party, and (iii) cooperate with the other party in the defense thereof. The Indemnified Party will have the right at its own expense to participate in the defense of any Claim, but will not have the right to control the defense, consent to judgment or agree to the settlement of any Claim without the written consent of the other party. The party providing the indemnification will not consent to the entry of any judgment or enter any settlement which (i) does not include, as an unconditional term, the release by the claimant of all liabilities for Claims against the Indemnified Party or (ii) which otherwise adversely affects the rights of the Indemnified Party.

No party will be liable to another party for consequential damages under any provision of this Agreement.

6.

Trust and Shareholder Liability. The Sub-Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust and agrees that obligations assumed by the Trust pursuant to this Agreement will be limited in all cases to the Trust and its assets, and if the liability relates to one series, the obligations hereunder will be limited to the respective assets of that series. The Sub-Adviser further agrees that it will not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Affordable Housing ETF, nor from the Trustees or any individual Trustee of the Trust.

7.	Representations and Warranties of Sub-Adviser and Adviser.

(a) The Sub-Adviser represents and warrants to the Adviser and the Affordable Housing ETF as follows:

(i)

The Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and will continue to be so registered for so long as this Agreement remains in effect;

(ii)

The Sub-Adviser will immediately notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act;

(iii)	The Sub-Adviser is fully authorized under all applicable law to serve as an investment sub-adviser to the Affordable Housing ETF and to perform the services described under this Agreement;

(iv)

The Sub-Adviser is corporation duly organized and validly existing under the laws of the State of Florida with the power to own and possess its assets and carry on its business as it is now being conducted;

(v)

The execution, delivery, and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action on the part of its members, and no action by or in respect of, or filing with, any governmental body, agency, or official is required on the part of the Sub-Adviser for the execution, delivery, and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule, or regulation, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree, or other instrument binding upon the Sub-Adviser;

(vi)	This Agreement is a valid and binding agreement of the Sub-Adviser;

(vii)

The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Adviser and the Trust with a copy of such code of ethics, together with evidence of its adoption.

(viii)

The Form ADV of the Sub-Adviser previously provided to the Adviser is a true and complete copy of the form filed with the SEC and the information contained therein is accurate and complete in all material respects as of its filing date, and does not omit any material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading and Sub-Adviser hereafter will furnish a copy of its annual amendment of its Form ADV to the Adviser;

(ix)

The Sub-Adviser shall not divert any of the Affordable Housing ETF’s portfolio securities transactions to a broker or dealer in consideration of such broker or dealer’s promotion or sales of shares of the Affordable Housing ETF, any other series of the Trust, or any other registered investment company;

(x)

Unless otherwise agreed to between the parties, the Sub-Adviser shall (i) not create marketing or other promotional material relating to the Affordable Housing ETF without the prior express written consent of the Adviser, (ii) immediately discontinue use of any such material upon the request of the Adviser, and (iii) comply with all applicable rules of the Financial Industry Regulatory Authority in connection with such material; and

(xi)

The Sub-Adviser understands the unique characteristics of the Affordable Housing ETF as an actively managed exchange-traded fund (i.e., a novel investment vehicle in a limited market) and will use its best efforts to educate the investing public about the investment objectives and investment strategies of the Affordable Housing ETF in an effort to expand the Affordable Housing ETF’s shareholder base. The Sub-Adviser further understands that any participation with other investment vehicles in the Affordable Housing ETF’s limited marketplace may be construed by the Adviser as detrimental to the Affordable Housing ETF and cause for termination.

(b)	The Adviser represents and warrants to the Sub-Adviser as follows:

(i)	The Adviser is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect;

(ii)

The Adviser will immediately notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act;

(iii)	The Adviser is fully authorized under all applicable law to serve as an investment adviser to the Affordable Housing ETF and to perform the services described under this Agreement;

(iv)

The Adviser is a nonprofit corporation duly organized and validly existing under the laws of the State of Texas with the power to own and possess its assets and carry on its business as it is now being conducted;

(v)

The execution, delivery, and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action on the part of its members, and no action by or in respect of, or filing with, any governmental body, agency, or official is required on the part of the Adviser for the execution, delivery, and performance by the Adviser of this Agreement, and the execution, delivery, and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule, or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree, or other instrument binding upon the Adviser; and

(vi)	This Agreement is a valid and binding agreement of the Adviser.

8.	Duration and Termination.

(a)

Duration. This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect with respect to the Affordable Housing ETF unless it has first been approved by a vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. This Agreement shall continue in effect for a period of two years from the date hereof, subject thereafter to being continued in force and effect from year to year if specifically approved each year by the Board of Trustees or by the vote of a majority of the Affordable Housing ETF’s outstanding voting securities. In addition to the foregoing, each renewal of this Agreement must be approved by the vote of a majority of the Trust’s Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Prior to voting on the renewal of this Agreement, the Trust’s Board of Trustees may request and evaluate, and the Sub-Adviser shall furnish, such information as may reasonably be necessary to enable the Trust’s Board of Trustees to evaluate the terms of this Agreement.

(b)	Termination. Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated with respect to the Affordable Housing ETF at any time without payment of any penalty:

(i)	By vote of a majority of the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of the Affordable Housing ETF upon written notice to the Sub-Adviser;

(ii)	By the Adviser upon 60 days written notice to the Sub-Adviser;

(iii)

By the Adviser upon breach by the Sub-Adviser of any representation or warranty contained in Paragraphs 7 and 9 hereof, if such breach has not been cured within 20 days of the Sub-Adviser’s receipt of written notice of such breach;

(iv)	By the Adviser immediately upon written notice to the Sub-Adviser if the Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement; or

(v)	By the Sub-Adviser upon 120 days written notice to the Adviser and the Affordable Housing ETF.

This Agreement shall terminate automatically and immediately in the event of its assignment or in the event that the Adviser no longer serves as investment adviser to the Trust. As used in this Paragraph 8, the terms “assignment”, “interested persons”, and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

9.	Compliance Program of the Sub-Adviser. The Sub-Adviser hereby represents and warrants that:

(a)

in accordance with Rule 206(4)-7 under the Advisers Act, the Sub-Adviser has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act; and

(b)

to the extent that the Sub-Adviser’s activities or services could affect the Affordable Housing ETF, the Sub-Adviser has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1 under the 1940 Act) by the Affordable Housing ETF and the Sub-Adviser (the policies and procedures referred to in this Paragraph 9(b), along with the policies and procedures referred to in Paragraph 9(a), are referred to herein as the Sub-Adviser’s “Compliance Program”).

10.

Confidentiality. Subject to the duty of the Adviser or Sub-Adviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all non-public information pertaining to the Affordable Housing ETF and the actions of the Sub-Adviser and the Affordable Housing ETF in respect thereof. It is understood that any information or recommendation supplied by the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser, the Affordable Housing ETF, the Board of Trustees, or such persons as the Adviser may designate in connection with the Affordable Housing ETF. It is also understood that any information supplied to the Sub-Adviser in connection with the performance of its obligations hereunder, particularly, but not limited to, any list of investments which, on a temporary basis, may not be bought or sold for the Affordable Housing ETF, is to be regarded as confidential and for use only by the Sub-Adviser in connection with its obligation to provide investment advice and other services to the Affordable Housing ETF. The parties acknowledge and agree that all nonpublic personal information with regard to shareholders in the Affordable Housing ETF shall be deemed proprietary information of the Adviser, and that the Sub-Adviser shall use that information solely in the performance of its duties and obligations under this Agreement and shall take reasonable steps to safeguard the confidentiality of that information. Further, the Sub-Adviser shall maintain and enforce adequate security procedures with respect to all materials, records, documents, and data relating to any of its responsibilities pursuant to this Agreement, including all means for the effecting of investment transactions.

11.	Reporting of Compliance Matters.

(a)	The Sub-Adviser shall promptly provide to the Trust’s Chief Compliance Officer (“CCO”) the following documents:

(i)

reasonable access, at the Sub-Adviser’s principal office or such other place as may be mutually agreed to by the parties, to all SEC examination correspondences, including correspondences regarding books and records examinations and “sweep” examinations, issued during the term of this Agreement, in which the SEC identified any concerns, issues, or matters (such correspondences are commonly referred to as “deficiency letters”) relating to any aspect of the Sub-Adviser’s investment advisory business and the Sub-Adviser’s responses thereto; provided that the Sub-Adviser may redact from such correspondences client specific confidential information, material subject to the attorney-client privilege, and material non-public information, that the Sub-Adviser reasonably determines should not be disclosed to the Trust’s CCO;

(ii)

a report of any material violations of the Sub-Adviser’s Compliance Program or any “material compliance matters” (as such term is defined in Rule 38a-1 under the 1940 Act) that have occurred with respect to the Sub-Adviser’s Compliance Program;

(iii)	on a quarterly basis, a report of any material changes to the policies and procedures that compose the Sub-Adviser’s Compliance Program;

(iv)

a copy of the Sub-Adviser’s chief compliance officer’s report (or similar document(s) that serve the same purpose) regarding his or her annual review of the Sub-Adviser’s Compliance Program, as required by Rule 206(4)-7 under the Advisers Act;

(v)	an annual (or more frequently as the Trust’s CCO may reasonably request) representation regarding the Sub-Adviser’s compliance with Paragraphs 7 and 9 of this Agreement; and

(vi)	an annual (or more frequently as the Trust’s CCO may reasonably request) liquidity management report regarding the Affordable Housing ETF.

(b)

The Sub-Adviser shall also provide the Trust’s CCO with reasonable access, during normal business hours, to the Sub-Adviser’s facilities or personnel for the purpose of conducting pre-arranged on-site compliance related due diligence meetings with personnel of the Sub-Adviser.

12.

Use of Intellectual Property by the Sub-Adviser. The Adviser grants to the Sub-Adviser a sublicense to use the trademarks, service marks, logos, names, or any other proprietary designations of the Adviser (“Impact Shares Marks”) on a non-exclusive basis during the term of this Agreement. The Sub-Adviser will acquire no rights in the Impact Shares Marks, and all goodwill of the Impact Shares Marks shall inure to and remain with the Adviser. The Sub-Adviser agrees that neither it, nor any of its affiliates, will knowingly in any way refer directly or indirectly to its relationship with the Trust, the Affordable Housing ETF, the Adviser or any of their respective affiliates or use Impact Shares Marks in offering, marketing or other promotional materials without the prior express written consent of the Adviser, which approval will not be unreasonably withheld or delayed, except as required by rule, regulation or upon the request of a governmental authority. Notwithstanding the foregoing, the Sub-Adviser and its affiliates may, without obtaining the Adviser’s prior approval, refer directly or indirectly to its relationship with the Trust, the Affordable Housing ETF, the Adviser or any of their respective affiliates and use Impact Shares Marks in offering, marketing or other promotional materials provided that such materials were previously approved by the Adviser and remain in substantially the same form.

13.

Use of Intellectual Property by the Adviser. The Sub-Adviser grants to the Adviser a sublicense to use the trademarks, service marks, logos, names, or any other proprietary designations of the Sub-Adviser (“Sub-Adviser Marks”) on a non-exclusive basis during the term of this Agreement. The Adviser will acquire no rights in the Sub-Adviser Marks, and all goodwill of the Sub-Adviser Marks shall inure to and remain with the Sub-Adviser.

14.

Governing Law. This Agreement shall be governed by the internal laws of the State of Texas, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

15.

Interpretation and Severability. Where the effect of a requirement of the 1940 Act or Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

16.

Notice. Any notice, advice, or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified, or overnight mail, postage prepaid and addressed by the party giving notice to the last address furnished by the other party:

To the Adviser at:	Impact Shares Corp 2189 Broken Bend Frisco, TX 75039 Attention: Ethan Powell ethanpowell@impactshares.org

To the Sub-Adviser at:	Community Capital Management, Inc. 2500 Weston Road, Suite 101 Weston, FL 33331 Attention: Alyssa Greenspan agreenspan@ccminvests.com

17.

Amendment of Agreement. This Agreement may be amended only by written agreement of the Adviser and the Sub-Adviser and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

18.

Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

In the event that this Agreement is made applicable to any additional series of the Trust by way of a schedule executed subsequent to the date first indicated above, provisions of such schedule shall be deemed to be incorporated into this Agreement as it relates to such additional series of the Trust so that, for example, the execution date for purposes of Paragraph 7 of this Agreement with respect to such additional series shall be the execution date of the relevant schedule.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

Impact Shares Corp	Community Capital Management, Inc.

By:	By:

Ethan Powell	Alyssa Greenspan
Founder & President	President & COO

Schedule A

to the

Investment Sub-Advisory Agreement

dated as of July [     ], 2021

between

Impact Shares Corp

and

Community Capital Management, Inc.

A.	Series of the Trust to Which This Sub-Advisory Agreement Applies:

Impact Shares Affordable Housing MBS ETF

B.	Sub-Advisory Fee

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser a fee for its services to the Impact Shares Affordable Housing MBS ETF calculated daily at an annual rate of 0.25% of the average daily net assets of the Affordable Housing ETF.

Agreed and Accepted:

Impact Shares Corp	Community Capital Management, Inc.

By:	By:

Ethan Powell	Alyssa Greenspan
Founder & President	President & COO